UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CONDUIT PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	87-3272543
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4995 Murphy Canyon Road, Suite 300 San Diego, California	92123
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0001 per share	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-271903

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

Conduit Pharmaceuticals Inc., formerly known as Murphy Canyon Acquisition Corp. (the “Registrant”), entered into an Agreement and Plan of Merger, dated November 8, 2022, as amended on January 27, 2023, and May 11, 2023 (the “Merger Agreement”), by and among the Registrant, Conduit Pharmaceuticals Limited, and Conduit Merger Sub, Inc., a Cayman Islands exempted company and a wholly-owned subsidiary of the Registrant. Upon completion of the business combination (the “Business Combination”) contemplated by the Merger Agreement, the Registrant’s Class A common stock and Class B common stock were reclassified as a single class of common stock, par value $0.0001 per share (the “Common Stock”), and the Registrant’s warrants to purchase shares of Class A Common Stock were converted into warrants (the “Warrants”) to purchase shares of Common Stock.

Descriptions of the Common Stock and the Warrants to be registered hereunder are set forth under the caption “Description of New Conduit Securities” in the prospectus that constitutes a part of the Registrant’s Registration Statement on Form S-4, File No. 333-271903 (the “Registration Statement”), initially filed with the U.S. Securities and Exchange Commission on May 12, 2023, as subsequently amended by any amendments to such Registration Statement and by any form of prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, in connection with such Registration Statement. Such Registration Statement, as amended, and any form of prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, that includes such description, are hereby incorporated by reference herein.

In connection with the completion of the Business Combination, the Registrant changed its corporate name from “Murphy Canyon Acquisition Corp.” to “Conduit Pharmaceuticals Inc.” The Common Stock will trade on The Nasdaq Global Market under the trading symbol “CDT” and the Warrants will trade on The Nasdaq Capital Market under the trading symbol “CDTTW.”

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this Registration Statement because no other securities of the registrant are registered on the Nasdaq and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CONDUIT PHARMACEUTICALS INC.

Date: September 22, 2023	By:	/s/ Adam Sragovicz
	Name:	Adam Sragovicz
	Title:	Chief Financial Officer